Aptimus Announces Agreement to be Acquired by Apollo Group

San Francisco, CA - August 8, 2007 - Aptimus, Inc. (NASDAQ: APTM) the Point-of-Action online advertising network today announced that it has signed a definitive agreement to be acquired by Apollo Group, Inc., one of the world’s leading education providers, in an all-cash transaction for $6.25 per share of Aptimus common stock. The transaction is valued at approximately $48 million and is subject to customary closing conditions, including the approval of Aptimus shareholders. The transaction has been unanimously approved by the respective Boards of Directors of Aptimus and Apollo Group and is currently expected to be completed in the fourth quarter of 2007.

“We believe this deal provides fair value to Aptimus shareholders and is a great validation of our success,” said Rob Wrubel, President and CEO of Aptimus. “Additionally, the transaction provides us with a significant opportunity to deliver our vision for next generation advertising technologies to the most important education company in the market.”

Aptimus will enhance the efficiency of Apollo’s online marketing investments and help further their innovative position in the digital marketing economy. In addition, Aptimus will continue to provide its services to Internet publishers and a broad base of advertising clients in other industries including: technology, entertainment, consumer product goods and finance.

“We are excited to accelerate our online advertising strengths with the addition of this impressive team of talented people and we plan to leverage Aptimus’ robust enterprise technology and media platform across all Apollo companies,” said Brian Mueller, President of Apollo Group.

About Aptimus, Inc.

Aptimus’ advanced Internet advertising and optimization platform drives improved levels of consumer engagement across all digital media channels resulting in more relevant experiences for consumers and more effective campaigns for advertisers. The platform of six channels focuses on Education / Career & Self Improvement, Gaming, Technology / Early Adopters, IM / Communications, Community, and Interactive Entertainment. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ CM under the symbol APTM. More information on Aptimus is available at the company’s website at http://www.aptimus.com.

About Apollo Group, Inc.

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services from high school through college level at 260 locations in 40 states, Puerto Rico, Alberta, British Columbia, the Netherlands, and Mexico, as well as online, throughout the world.

For more information about Apollo Group and its subsidiaries, call (800) 990-APOL or visit Apollo Group on its website at: www.apollogrp.edu.

Additional Information

Aptimus intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the shareholders of Aptimus. Before making any voting or investment decision with respect to the merger, investors and shareholders of Aptimus are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Aptimus and Apollo. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.

Aptimus and its officers and directors may be deemed to be participants in the solicitation of proxies from Aptimus’ shareholders with respect to the merger. A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning Aptimus’ directors and executive officers is set forth in Aptimus’ proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on May 18, 2007. These documents are available free of charge at the SEC’s website at www.sec.gov.

In addition, Apollo Group may be deemed to have participated in the solicitation of proxies from Aptimus’ shareholders with respect to the merger. Information concerning Apollo Group’s directors and executive officers is set forth in Apollo Group’s annual report on Form 10-K for the fiscal year ended August 31, 2006. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Apollo Group’s Investor Relations page on its corporate website at www.apollogrp.edu.

Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws and regulations, including without limitation statements regarding the expected closing of Apollo Group’s acquisition of Aptimus and anticipated benefits of the acquisition. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements, including without limitation satisfaction of closing conditions to the acquisition by Apollo Group, the risk that Apollo Group may not realize the anticipated benefits from the acquisition, and other risks described from time to time in our filings with the SEC. In addition, see the risk factors section of our most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC and all subsequent SEC filings. Aptimus assumes no obligation to update any forward-looking statement contained in this press release.

MEDIA INQUIRIES:
Michael Sullivan
SVP Marketing and Media Services
Aptimus, Inc.
415-896-2123 x4214
michaels@aptimus.com

INVESTOR RELATIONS:
Investor Relations
Budd Zuckerman
Genesis Select
303-415-0200
bzuckerman@genesisselect.com